Exhibit 99.1

CONTACT:

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

GOAMERICA APPOINTS FORMER FCC COMMISSIONER KATHLEEN Q.

ABERNATHY TO BOARD OF DIRECTORS

HACKENSACK, NJ—August 11, 2008—GoAmerica, Inc. (NASDAQ: GOAM), a provider of relay and wireless communications and professional interpreter services for deaf, hard-of-hearing, and speech-disabled persons, today announced the appointment of Kathleen Q. Abernathy to its Board of Directors.

Ms. Abernathy is an expert in the area of telecommunications and public policy having served as a commissioner at the Federal Communications Commission (“FCC”). Ms. Abernathy was confirmed unanimously by the U.S. Senate to a four-year term in 2001. While at the FCC, she was responsible for the development and implementation of policy in each of the areas under the FCC’s jurisdiction, including wireless; domestic and international telecommunications; satellite; broadcast; cable; communications equipment manufacturers; and broadband, IP and other advanced communications technologies.

Before joining the FCC as a commissioner, Ms. Abernathy served as vice president, public policy at BroadBand Office Communications; as vice president, regulatory affairs at US West and as vice president, federal regulatory at AirTouch Communications (a predecessor company to Vodafone Communications). Earlier in her career, she served as a legal advisor to two FCC commissioners and as a special assistant to the agency’s general counsel.

“While at the FCC, some of the most rewarding initiatives I had the privilege to work on were policy and regulatory matters related to communications accessibility for people who are deaf or hard of hearing,” said Ms. Abernathy. “I continue to have a strong interest in these issues, and I’m thrilled to be part of a company that is focused on developing products and services that deliver functional equivalency and immediate telecommunications access to this community. GoAmerica’s efforts with the FCC to date have been helpful to bring better services to the community, and I look forward to expanding on this foundation.”

Ms. Abernathy received her B.A. magna cum laude from Marquette University in 1982 and her J.D. from Catholic University’s Columbus School of Law in 1983. She is a member of the District of Columbia Bar and the Federal Communications Bar Association and has been honored by several organizations for her professional achievements including a recent selection as one of the 2007 Washington DC Super Lawyers. She also received the President’s Medal in 2005 from the Catholic University of America; the Forerunner Accolade in 2002 from Women in Cable and Telecommunications for her commitment to encouraging, developing and promoting women in the industry; and the Milestone Award in 2001 from Catholic University’s Columbus School of Law for her exemplary service to the law school and outstanding achievement in the field of communications law. In addition, she was named one of the most powerful women in television by Electronic Media magazine (October 2002).

Ms. Abernathy serves on the board of Frontier Communications; on the advisory board of ictQATAR, the telecommunications regulator in Qatar; and on the board of the John Gardner Fellowship Association, Stanford University.

“We are thrilled to have Kathleen on board to help us further our mission of improving our customer’s lives with enhanced communication services,” said Dan Luis, CEO of GoAmerica. “We’re looking forward to Kathleen’s influence on all facets of our business.”

“The addition of Kathleen to our board further demonstrates GoAmerica’s commitment to ensuring that the deaf and hard of hearing communities get equal access to innovative technological advances in communications,” added Behdad Eghbali, a partner at Clearlake Capital and board member of GoAmerica. “Kathleen’s background and track record of accomplishments will help the Company navigate the public policy and regulatory landscapes that are specific to our industry.”

About GoAmerica

GoAmerica is the nation’s largest and second largest provider of text relay and video relay services, respectively, and provides an array of communications and interpreting services tailored to the needs of people who are deaf, hard-of-hearing, or speech-disabled. The Company’s vision is to improve the quality of life of its customers by being their premier provider of high quality, innovative communication services that break down communications barriers. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717, Internet Relay by visiting http://www.i711.com, or video phone by connecting to hovrs.tv.

Safe Harbor

The statements contained in this news release that are not based on historical fact—including statements regarding the anticipated results of the transactions described in this press release—constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our ability to integrate the businesses and technologies we have acquired; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to generate revenue growth; (vi) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (vii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. “GoAmerica”, the “GoAmerica” logo, “i711”, and the “i711.com” logo, and “Relay and Beyond” are registered trademarks of GoAmerica. “i711.com” and “i711 Wireless” are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

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